                                                                    EXHIBIT 99.1

                SOURCE INTERLINK REPORTS RECORD YEAR END RESULTS

            NET INCOME FOR THE YEAR CLIMBS 40%; REVENUE INCREASES 15%

BONITA SPRINGS, FL, APRIL 15, 2004 - SOURCE INTERLINK COMPANIES (NASDAQ: SORC), the largest direct-to-retail distribution/fulfillment company and leading provider of magazine information and management services for retailers and publishers, today announced record financial results for the fiscal year ended January 31, 2004.

For the fiscal year, net income increased 37% to $10.0 million, or $0.51 per diluted share, from $7.3 million, or $0.40 per diluted share, in the previous fiscal year. Excluding non-recurring charges related to our refinancing and the relocation of our corporate headquarters to Bonita Springs, net income increased $3.4 million, or 40%, to $11.9 million. Excluding the non-recurring charges, diluted earnings per share increased from $0.46 to $0.60.

See table below for reconciliation of reported amounts to pro-forma amounts excluding non-recurring charges (in thousands except per share data):

                                                    Income before       Income tax                       Diluted earnings
     Fiscal 2004                                        taxes             expense         Net income         per share
     ----------------------------------------       -------------       ----------        ----------     ----------------
     Reported                                          $ 13,663          $  3,614          $ 10,049          $   0.51
     Relocation and re-finance charges                    2,595               723             1,872              0.09
                                                       --------          --------          --------          --------
     Pro-forma                                         $ 16,258          $  4,337          $ 11,921          $   0.60
                                                       --------          --------          --------          --------

                                                    Income before       Income tax                       Diluted earnings
     Fiscal 2003                                        taxes             expense         Net income        per share
     ----------------------------------------       -------------       ----------        ----------     ----------------
     Reported                                          $  7,949          $    611          $  7,338          $   0.40
     Relocation charges                                   1,926               732             1,194              0.06
                                                       --------          --------          --------          --------
     Pro-forma                                         $  9,875          $  1,343          $  8,532          $   0.46
                                                       --------          --------          --------          --------

Revenue for the year rose 15% to a record $333.1 million compared to $290.9 million in the previous fiscal year. The diluted weighted average shares outstanding for the year ended January 31, 2004 were 19.9 million.

For the three months ended January 31, 2004, Source Interlink reported net income of $2.3 million, or $0.11 per diluted share, compared to $1.6 million, or $0.09 per diluted share, in the year-earlier period, an increase of 46%. Income before taxes in the fourth quarter was $2.8 million. Revenue in the quarter climbed to $74.4 million from $68.7 million in the corresponding period a year ago.

Leslie Flegel, Source Interlink chairman and chief executive officer, said, "In fiscal 2004, Source Interlink achieved record financial results by executing its strategic growth plan. Through the effective integration of our three core business divisions, now located in one central headquarters, the company has been able to successfully leverage its broad portfolio of products and services and capitalize on new business opportunities. By streamlining our operations, we have significantly enhanced our profitability and set the stage to become a global force within the industries we serve. Operating income rose to a record $17.6 million in fiscal 2004 and operating profit margins were 5%. New business agreements have continued to strengthen our existing market share and with the recent completion of our refinancing, we are poised to penetrate new, lucrative markets both domestic and international."

Source Interlink's Magazine Fulfillment division reported record revenue of $255.8 million in fiscal 2004 compared to $211.7 million in the year-earlier period, an increase of 21%. Revenue in the fourth quarter climbed 15% to $58.1 million from $50.5 million in the same period a year ago. "The Company has built a solid operating base to begin expansion of its proven, direct distribution method into the mainstream market. As bookstore and other specialty magazine outlets prove year in and year out by leading all classes of trade in sales efficiency, the direct distribution model is decidedly more effective than traditional magazine distribution. Recent agreements with Reader's Digest, Marvel Comics and Scientific American, respectively, indicate the potential of Interlink. The first agreement expands our relationship with one of the most popular magazines in the world. The second demonstrates Interlink's ability to move beyond the magazine category to include other products sold at retail. Lastly, our agreement with Scientific American, one of the largest selling U.S. titles abroad and among the world's most prestigious publications, supports our strong growth in the international marketplace as we build upon our new London-based subsidiary," said Flegel.

In-Store Services reported revenue of $58.6 million in fiscal 2004 versus $61.8 million in the previous fiscal year. Revenue in the quarter was $12.2 million compared to $15.5 million in the fourth quarter of fiscal 2003. Flegel added, "Information management and rebate services performed at record operating levels in fiscal 2004. Sales volume in wire manufacturing is traditionally lighter in the fourth quarter mostly due to the holiday season. Consequently, we expect sales in wire manufacturing to improve in the first quarter and have a strong performance in the second and third quarters. In fiscal 2005, we plan to expand our ready-to-sell, custom-designed wire display pocket attachment business and develop a more robust strategy to make inroads into the lucrative point-of-purchase display business. We are in the process of finalizing negotiations with four major consumer product companies to represent them for initial distribution and marketing at check-out counters in stores throughout the U.S."

In fiscal 2004, Wood Manufacturing reported an increase in revenue of 7% to $18.7 million from $17.5 million in fiscal 2003. Revenue in the fourth quarter climbed 57% to $4.1 million from $2.6 million in the previous fourth quarter. "Wood Manufacturing achieved operating profitability in the fourth quarter for the first time in its history and made $0.99 million in operating income for the fiscal year compared to an operating loss of $0.71 million in fiscal 2003. The division has benefited from a steady rollout of new business agreements and programs, including the Genesis mainline display program, as well as a significant increase in operating efficiencies. We have taken important steps recently by putting new top management in place, instituting new operating systems, and improving capacity levels at the Illinois and North Carolina Manufacturing plants. In addition, we have closed the Carson City, NV plant. Furthermore, we plan to convert our Carson City, NV facility this year into a major state-of-the-art west coast Magazine Fulfillment center which will enable us to close some older facilities and improve overall operations for that division."

Flegel concluded, "Our recent public stock offering raised $41.1 million, before direct expenses, and significantly strengthens our ability to capitalize on market opportunities. Combined with the strong operating cash flow of $14.4 million in the fourth quarter, Source Interlink is now in the strongest financial position in its history. We have eliminated all bank debt and currently have approximately $20 million in cash. This cash, in addition to our $45 million revolving line of credit and anticipated positive operating cash flow this year, solidifies our balance sheet. We now have tangible net worth that exceeds $56 million. We ended last year with approximately $4 million in tangible net worth.

"Source Interlink fulfilled its objectives in fiscal 2004. We unified our operational units and created synergies to maximize market opportunities within our various businesses to achieve record profitability. This past fiscal year, Source Interlink began to realize the initial benefits from its strategic growth plan and we expect to build on this platform for success and enhance our performance over the long term. For the current fiscal year, we anticipate an increase in earnings per share to $0.70 to $0.75 on revenue growth of approximately 15% over fiscal 2004. The infrastructure we created - including facilities, personnel, technology and core products and services - has enabled management to execute our strategic growth plan. We are extremely pleased with our accomplishments to date and look forward to another record financial performance in the current fiscal year."

Source Interlink will broadcast live via the Internet its fourth quarter conference call for fiscal year 2004 today at 10:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.fulldisclosure.com. A replay of the webcast will be available for 30 days.

ABOUT SOURCE INTERLINK COMPANIES

Source Interlink Companies is a leading provider of fulfillment and marketing services to retail companies who collectively operate approximately 80,000 stores, most major magazine publishers and consumer product manufacturers of confections and general merchandise. Its business consists of three interrelated operating groups: Magazine Fulfillment, In-Store Services and Wood Manufacturing.

         o Magazine Fulfillment manages the direct distribution of magazines to more than 5,200 retail outlets in the specialty retail market operated by 18 retail chains plus independent retailers. It assists these retailers with the selection, logistical procurement and fulfillment of approximately 4,000 monthly and 50 weekly magazine titles. The Magazine Fulfillment group is the largest U.S. importer of foreign magazine titles and a leading exporter of U.S. titles to the international market.

         o In-Store Services assists retailers in the mainstream retail market with the design, manufacture and implementation of their front-end merchandising programs. This group provides other value-added services to retailers, publishers and other vendors, including assistance with publisher rebate and other fee collection as well as access to real-time sales and marketing information on more than 10,000 magazine titles, enabling customers to make more informed decisions regarding product placement and distribution.

         o Wood Manufacturing designs and manufactures wood displays and store fixtures for leading specialty retailers.

For more information, please visit the company's website, http://www.sourceinterlink.com/.

         Some of the information in this release contains forward-looking statements that involve risks and uncertainties. The words "believe," "expect," "anticipate,' "estimate," "project," and similar expressions often characterize forward-looking statements. These statements may include, but are not limited to, projections of collections, revenues, income or loss, estimates of capital expenditures, plans for future operations, products or services, and financing needs or plans, as well as assumptions relating to these matters. These statements are only predictions and you should not unduly rely on them. Our actual results will differ, perhaps materially, from those anticipated in these forward-looking statements as a result of a number of factors, including the risks and uncertainties faced by us including: (i) market acceptance of and continuing demand for our services; (ii) the impact of competitive services;
(iii) the pricing and reimbursement policies of magazine publishers; (iv) our ability to obtain additional financing to support our operations; (v) changing market conditions and other risks detailed below;(vi) demand for magazines at the retailers we service; and (vii) our ability to access retailers' point-of-sales information needed to efficiently allocate distribution.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The factors listed above provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you make an investment decision relating to our common stock, you should be aware that the occurrence of the events described in these risk factors could have a material adverse effect on our business, operating results and financial condition.

         Any forward-looking statement speaks only as of the date on which that statement is made. Unless required by U.S. federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Tables follow:

                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

Quarter ended January 31,                                           2004                  2003
                                                                 -----------           -----------
Revenues                                                         $    74,447           $    68,659
Costs of revenues                                                     54,769                51,342
                                                                 -----------           -----------
Gross profit                                                          19,678                17,317
Selling, general and administrative expense                           12,879                13,580
Fulfillment freight                                                    3,386                 3,609
Relocation expenses                                                       --                   320
                                                                 -----------           -----------
Operating income (loss)                                                3,413                  (192)
                                                                 -----------           -----------
Other income (expense)
            Interest expense, net                                       (877)               (1,184)
            Other                                                        295                   231
                                                                 -----------           -----------
Total other income (expense)                                            (582)                 (953)
                                                                 -----------           -----------
Income (loss) before income taxes                                      2,831                (1,145)
Income tax expense (benefit)                                             499                (2,745)
                                                                 -----------           -----------
Net income                                                       $     2,332           $     1,600
                                                                 -----------           -----------
Earnings per share - diluted                                     $      0.11           $      0.09
Weighted average of shares outstanding - diluted                      20,998                18,419
                                                                 -----------           -----------



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                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

Fiscal year ended January 31,                                       2004                  2003
                                                                 -----------           -----------
Revenues                                                         $   333,134           $   290,894
Costs of revenues                                                    244,755               216,483
                                                                 -----------           -----------
Gross profit                                                          88,379                74,411
Selling, general and administrative expense                           52,642                46,564
Fulfillment freight                                                   16,381                14,721
Relocation expenses                                                    1,730                 1,926
                                                                 -----------           -----------
Operating income                                                      17,626                11,200
                                                                 -----------           -----------
Other income (expense)
            Interest expense, net                                     (3,647)               (3,765)
            Other                                                       (316)                  514
                                                                 -----------           -----------
Total other income (expense)                                          (3,963)               (3,251)
                                                                 -----------           -----------
Income before income taxes                                            13,663                 7,949
Income tax expense                                                     3,615                   611
                                                                 -----------           -----------
Net income                                                       $    10,048           $     7,338
                                                                 -----------           -----------

Earnings per share - diluted                                     $      0.51           $      0.40
Weighted average of shares outstanding - diluted                      19,866                18,478
                                                                 -----------           -----------

                        SOURCE INTERLINK COMPANIES, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

   January 31,                                                                    2004                   2003
                                                                              ------------          ------------
   Cash                                                                       $      4,963          $      5,570
   Trade receivables                                                                41,834                44,108
   Purchased claim receivable                                                        5,958                 7,761
   Inventories                                                                      17,241                15,912
   Income tax receivable                                                             2,067                 6,883
   Deferred tax asset                                                                2,915                 2,342
   Advance under magazine export agreement                                           6,830                    --
   Other current assets                                                              2,536                 2,051
                                                                              ------------          ------------
                                                                                    84,344                84,627
   Property, plant and equipment, net                                               18,563                20,139
   Goodwill, net                                                                    45,307                44,750
   Intangible                                                                        7,931                 2,047
   Other                                                                             7,956                 5,676
                                                                              ------------          ------------
         Total Assets                                                              164,101               157,239
                                                                              ------------          ------------
   Checks issued against future advances on revolving credit
       facilities                                                                   14,129                 6,611
   Accounts payable and accrued expenses                                            44,741                50,119
   Deferred revenue                                                                  1,680                 2,177
   Other current liabilities                                                           317                    24
   Current maturities of debt                                                        4,059                29,215
                                                                              ------------          ------------
                                                                                    64,926                88,146
   Debt, less current maturities                                                    31,541                17,026
   Other                                                                               560                 1,148
                                                                              ------------          ------------
                                                                                    97,027               106,320
        Total Liabilities

   Equity                                                                           67,074                50,919
                                                                              ------------          ------------
        Total Liabilities and Equity                                          $    164,101          $    157,239
                                                                              ------------          ------------